EXHIBIT 10.1

SEPARATION AND RELEASE AGREEMENT
This Separation and Release Agreement (the “Agreement”) is entered into effective as of the 26th day of January, 2015 (the “Effective Date”) by and between Edwin H. Goldman (“Employee”) and TETRA Applied Technologies, LLC, a Delaware limited liability company (the “Company”). Capitalized terms not otherwise defined in this Agreement shall have the meaning set forth in Section 6.
WHEREAS, Employee is currently employed by the Company as Senior Vice President and also serves as Senior Vice President of TETRA Technologies, Inc., a Delaware corporation and the sole member of the Company (“TETRA”);
WHEREAS, Employee has as of the Effective Date resigned from the position of Senior Vice President of the Company and TETRA and the parties have mutually agreed to continue Employee’s employment with the Company to assist in the transition of duties and such other matters as the Company may reasonably request; and
WHEREAS, Employee and the Company desire to enter into this Agreement to set forth the terms and conditions of Employee’s continued employment by the Company.
NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the Company and Employee hereby agree as follows:
1.Employment. The Company hereby agrees to continue to employ Employee, and Employee hereby agrees to continue employment with the Company, upon the terms set forth herein. The Company and Employee agree that Employee’s employment with the Company following the Effective Date shall terminate on the soonest to occur of (i) July 26, 2015, (ii) termination by either Employee or the Company upon ten (10) days’ prior written notice, and (iii) Employee’s commencement of full- or part-time employment with any third party or Employee’s provision of a material amount of consulting services to a third party (such period of continued employment being referred to as the “Transition Period”). Employee shall provide not less than three (3) days’ prior written notice to the Company of Employee’s commencement of employment with any third party or Employee’s provision of such consulting services. Employee shall have such duties as may be assigned to him by TETRA’s Chief Executive Officer or Chief Operating Officer. During the Transition Period, Employee agrees to devote such time as reasonably required to carry out and perform the responsibilities assigned to Employee.

2.Compensation and Related Matters.

(a)During the Transition Period, Employee shall continue to receive the monthly base salary as in effect on the Effective Date, less applicable withholdings, which shall be paid in accordance with the Company’s standard payroll practice. In addition, to the extent any annual incentive bonus payable to Employee pursuant to TETRA’s Cash Incentive Compensation Plan is earned for the 2014 fiscal year, Employee shall be entitled to receive such annual incentive bonus in accordance with, and at the time specified in, TETRA’s Cash Incentive Compensation Plan. Employee shall be entitled to participate in all other employee benefit plans during the Transition Period other than the Company’s Cash Incentive Compensation Plan for 2015 and provided that Employee shall not be eligible for any new award under the Company’s equity incentive compensation plans in 2015.

(b)Conditioned upon Employee’s non-revocation of the Age Discrimination in Employment Act (“ADEA”) release contained in Section 4, the Company will pay to Employee, as severance, the sum of $300,000, less applicable withholdings, upon the date that is eight (8) days following the Effective Date.

(c)Upon termination of Employee’s employment with the Company for any reason, Employee shall be entitled to receive (i) all amounts of earned but unpaid base salary accrued through the effective date of termination,

(ii) such employee benefits, if any, as to which Employee may be entitled under the benefit plans, arrangements or policies of the Company to the effective date of termination or as otherwise expressly required by applicable law (including pursuant to the Consolidated Omnibus Reconciliation Act of 1985, as amended (“COBRA”)); provided, that the Company shall not be required to waive, pay or reimburse any premium or contribution required of Employee to continue any COBRA coverage or other benefits except as provided in the following sentence, and (iii) reimbursement of all unpaid expenses incurred prior to the effective date of termination in accordance with the Company’s policies (collectively, the “Accrued Amounts”). In the event of a Qualifying Termination by the Company as provided in clause (i) of the definition of a Qualifying Termination, the Company shall, subject to the conditions set forth in Section 2(d) below, waive, pay or reimburse Employee for any premium or contribution required of Employee to continue COBRA coverage for Employee and his eligible dependents through July 26, 2015.

(d)In addition to the Accrued Amounts, for which no release is required, and subject to the conditions set forth below, (i) upon a Qualifying Termination, the Company shall pay to Employee, as severance, in accordance with the Company’s normal payroll practices his current base salary as in effect on the Effective Date, less applicable withholdings through July 26, 2015 (the “Severance Payments”), and (ii) upon either a Qualifying Termination or Employee having continued his employment with the Company through July 26, 2015, as of the date which is eight (8) days following the parties execution of the Release Agreement (as herein defined), (A) all of Employee’s vested options previously granted by TETRA will continue to be exercisable until the sooner to occur of (x) the expiration date set forth in the respective option agreement, and (y) the twelve (12) month anniversary of the effective date of the Qualifying Termination or July 26, 2016, as applicable, and after such applicable extension period the exercise rights with respect to such vested options shall expire, and (B) TETRA will either accelerate the vesting of all unvested shares of restricted stock awarded to Employee pursuant to that certain Employee Restricted Stock Agreement dated May 20, 2013 (the “2013 Award”) or the Company will pay to Employee an amount equal to the Unvested Equity Value (such benefits being referred to as the “2013 Restricted Stock Benefits”). The Severance Payments, extension of the exercise period for the vested options and the 2013 Restricted Stock Benefits provided in clauses (i), (ii) and (iii) of the preceding sentence are collectively referred to as the “Severance Benefits.”

Employee’s receipt of the Severance Payments is conditioned upon the termination of employment being the result of a Qualifying Termination. The extension of the exercise period of the vested options and the 2013 Restricted Stock Benefits are conditioned upon the termination of employment being the result of either a Qualifying Termination or the termination of the Transition Period as a result of Employee having been continuously employed by the Company through July 26, 2015. In addition, Employee’s receipt of the Severance Benefits and the Company’s waiver, payment or reimbursement of any premium or contribution required for the continuation of COBRA coverage as set forth in Section 2(c) above are conditioned upon (i) Employee’s execution and delivery of the Release Agreement attached hereto as Exhibit A (the “Release Agreement”) within forty-five (45) days following the effective date of the Qualifying Termination or July 26, 2015, as applicable, and Employee’s non-revocation of the release of ADEA claims contained in the Release Agreement, and (ii) Employee’s compliance with the provisions of Section 5 below. Employee’s receipt of the Severance Payments and the extension of the exercise period of the vested option is further conditioned upon Employee not accepting full- or part-time employment with, or otherwise providing a material amount of consulting services to, any Competitor at any time prior to July 26, 2015.
If Employee becomes entitled to receive the Severance Payments upon satisfaction of the foregoing conditions, the Severance Payments shall begin on the first regularly scheduled payroll date determined by the Company to occur more than fifty-five (55) days from Employee’s date of Qualifying Termination (with any such base salary that otherwise would have been paid prior to such date to be payable in a lump sum on such payroll date.)
(e)Employee hereby agrees that the Change of Control Agreement dated May 31, 2013 ( the “COC Agreement”) by and between Employee and TETRA is hereby terminated and neither Employee nor TETRA shall have any further rights, liabilities or obligations under the COC Agreement or with respect to the termination thereof.

3.General Release. In consideration of the benefits set forth herein, Employee hereby fully, finally, and completely releases the Company, TETRA, their respective predecessors, successors, subsidiaries, members, stockholders and Affiliates and their respective officers, directors, managers, control persons, employees, agents, attorneys, representatives and assigns of any of them (collectively, the “Released Parties”) from any and all liabilities, claims, actions, losses, expenses, demands, costs, fees, damages and/or causes of action, of whatever kind or character, whether now known or unknown (collectively, “Claims”), arising from, relating to, or in any way connected with any facts or events occurring on or before the execution of this Agreement that he may have against the Company or any Released Parties, including, but not limited to any such Claims arising out of or in any way related to Employee’s employment with the Company, or any Affiliate thereof, or the termination of such employment, including but not limited to, any violation of any federal, state or local statute or regulation, any breach of contract, any wrongful termination, or other tort or cause of action. Employee confirms that this Agreement was neither procured by fraud nor signed under duress or coercion. Further, Employee waives and releases the Company and each Released Party from any Claims that this Agreement was procured by fraud or signed under duress or coercion so as to make this Agreement not binding. Employee understands and agrees that by signing this Agreement, he is giving up the right to pursue any legal Claims released herein that he may currently have against the Company or any Released Parties, whether or not he is aware of such Claims, and specifically agrees and covenants not to bring any legal action for any Claims released herein. The only Claims that are excluded from this Agreement are (i) Claims arising after the date of this Agreement, if any, including any future Claims relating to the Company’s or TETRA’s performance of its obligations hereunder, (ii) any claim for unemployment compensation, (iii) any claim for workers’ compensation benefits, and (iv) any vested, future benefits which Employee is entitled to receive under any Company “employee benefit plan,” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

4.ADEA Release. Employee hereby completely and forever releases and irrevocably discharges the Released Parties from any and all Claims arising under the ADEA on or before the date of this Agreement, and hereby acknowledges and agrees that: (i) this Agreement was negotiated at arm’s length; (ii) this Agreement, including this release of ADEA claims (the “ADEA Release”), is worded in a manner that Employee fully understands; (iii) Employee specifically waives any rights or claims under the ADEA; (iv) Employee knowingly and voluntarily agrees to all of the terms set forth in this Agreement, including this ADEA Release; (v) Employee acknowledges and understands that any Claims under the ADEA that may arise after the date of this Agreement are not waived; (vi) the rights and claims waived in this Agreement, including this ADEA Release, are in exchange for consideration over and above anything to which Employee was already entitled; (vii) Employee has been and hereby is advised in writing to consult with an attorney prior to executing this Agreement; (viii) Employee acknowledges that he has been given a period of up to forty-five (45) days to consider this ADEA Release prior to executing it, although he may accept it at any time within such forty-five (45) days, and acknowledges and agrees that any discussions between Employee and the Company and/or TETRA concerning the terms of this Agreement, including this ADEA Release, and/or any change in the terms of this Agreement, including this ADEA Release, after the date that Employee first receives this Agreement shall not affect or restart such forty-five (45) day consideration period; and (ix) Employee understands that he has a period of seven (7) days from the date of the execution of this Agreement to revoke this ADEA Release, and understands and acknowledges that this ADEA Release will not become effective or enforceable until the revocation period has expired. If Employee elects to revoke this ADEA Release, revocation must be in writing and presented to Lucho Vizcardo, Director, Global Human Resources, TETRA Technologies, Inc., 24955 Interstate 45 North, The Woodlands, Texas 77380, within seven (7) days from the date of the execution of this Agreement. Attached hereto as Exhibit B is a description of the employment termination program and information about the ages of the employees within the decisional unit which will implement the described employment termination program.

5.Restrictions and Obligations of Employee.

(a)Confidentiality. Employee acknowledges that the Company and its Affiliates have previously provided Employee with Confidential Information and will continue to provide Employee with Confidential Information during the Transition Period. Employee further acknowledges and agrees that the Company and its

Affiliates have put in place certain policies and practices to safeguard such Confidential Information, and that as a condition of his employment with the Company, Employee executed an Employment Agreement dated August 18, 2008 (the “Employment Agreement”) with the Company pursuant to which Employee agreed, both during and after his employment, not to disclose or use for his benefit or the benefit of others any Confidential Information and to comply with the Company’s and TETRA’s policies regarding Confidential Information. Employee agrees that he is subject to the obligations contained in the Employment Agreement to the extent such obligations continue after his termination of employment, including the confidentiality provisions therein, as well as the Company’s and TETRA’s policies and limitations on disclosure of Confidential Information. Employee further agrees that Employee will not, while employed by the Company or any Affiliate and at any time thereafter, disclose or make available to any other person or entity, or use for Employee’s own personal gain, any Confidential Information, except for such disclosures as required in the performance of Employee’s duties with the Company or any Affiliate or as may otherwise be required by law or legal process (in which case Employee shall notify the Company of such legal or judicial proceeding as soon as practicable following his receipt of notice of such a proceeding, and permit the Company to seek to protect its interests and information). Employee acknowledges and agrees that such Confidential Information is the exclusive property of the Company and its Affiliates and will only be used for the benefit of the Company and its Affiliates.

(b)Non-Solicitation or Hire. For a two-year period following the termination of Employee’s employment with the Company or any Affiliate, Employee shall not, directly or indirectly (i) employ or seek to employ any person who is on the effective date of termination, or was at any time within the six-month period preceding the effective date of termination, an employee of the Company or any of its Affiliates or otherwise solicit, encourage, cause or induce any such employee of the Company or any of its Affiliates to terminate such employee’s employment with the Company or such Affiliate or to enter into employment with another company (including for this purpose the contracting with any person who was an independent contractor (excluding consultant) of the Company or any Affiliate during such period) or (ii) take any action that would interfere with the relationship of the Company or its Affiliates with their suppliers or customers without, in either case, the prior written consent of the Company.

(c)Nondisparagement. Employee agrees not to make any statements or otherwise do anything that will disparage or damage the corporate, personal or professional reputation of the Company, its Affiliates and their respective officers, employees, managers or directors, as applicable.

(d)Injunctive Relief. Employee acknowledges that monetary damages for any breach of Section 5(a), (b) and (c) above will not be an adequate remedy and that irreparable injury will result to the Company, its Affiliates and their respective businesses in the event of such a breach. For that reason, Employee agrees that in the event of a breach, in addition to recovering legal damages, the Company is entitled to proceed in equity for specific performance or to enjoin Employee from violating such provisions.

(e)Continuing Obligations. Nothing contained in this Agreement shall be deemed to affect or relieve Employee from any continuing obligations contained in the Employment Agreement or other policies of the Company and TETRA to which Employee is subject during and, as applicable, following his employment with the Company, and Employee agrees to comply with such ongoing obligations in accordance with their terms. To the extent that any provision of this Agreement conflicts with the Employment Agreement or other policies of the Company and TETRA, this Agreement controls.

(f)Termination of Severance Benefits. The provision of the Severance Benefits pursuant to Section 2(d) above is expressly conditioned upon Employee’s compliance with the foregoing provisions of this Section 5, including the continuing obligations under Employee’s Employment Agreement and the policies of the Company. Employee’s receipt of the Severance Payments and the extension of the exercise period of the vested option is further conditioned upon Employee not accepting full- or part-time employment with, or otherwise providing a material amount of consulting services to, any Competitor at any time prior to July 26, 2015. If at any time Employee shall (i) breach any of the provisions of this Section 5, including the continuing obligations under Employee’s Employment Agreement and the policies of the Company or TETRA, or (ii) become employed by, or otherwise provide a material amount of consulting services to, any Competitor at any time prior to July 26, 2015, then the Severance Payments shall immediately terminate and the Company shall have no further obligation to pay any further Severance Payments pursuant to Section 2(d) and the extension of the exercise period for Employee’s vested options shall no longer be effective and such vested options shall be exercisable only for the applicable period following the effective date of termination in accordance with the respective option agreement and plan. If at any time before the acceleration of the vesting of the unvested shares of restricted stock awarded pursuant to the 2013 Award or the payment of the Unvested Equity Value the Employee shall (x) breach any of the provisions of this Section 5, including the continuing obligations under Employee’s Employment Agreement and the policies of the Company or TETRA, or (y) become employed by, or otherwise provide a material amount of consulting services to, any Competitor, then the 2013 Restricted Stock Benefits shall immediately terminate and there shall be no acceleration of vesting under the 2013 Award or payment of the Unvested Equity Value.

6.Definitions. For purposes of this Agreement, the following terms have the following meanings:

(a)“Affiliate” means (i) any entity in which the Company, directly or indirectly, owns 10% or more of the combined voting power, (ii) any “parent corporation” of the Company (as defined in Section 424(e) of the Code), (iii) any “subsidiary corporation” of any such parent corporation (as defined in Section 424(f) of the Code) of the Company and (iv) any trades or businesses, whether or not incorporated which are members of a controlled group or are under common control (as defined in Sections 414(b) or (c) of the Code) with the Company.

(b)“Code” means the Internal Revenue Code of 1986, as amended, and the Treasury regulations and administrative guidance promulgated thereunder.

(c)“Competitor” means any entity that is competitive with a business in which the Company or any of its subsidiaries engaged during the twelve-month period immediately preceding the effective date of Employee’s termination of employment including, without limitation, providing downhole and subsea oil and gas services such as plugging and abandonment, wireline services, decommissioning and construction services with regard to offshore oil and gas production platforms and pipelines, and conventional and saturated air diving services.

(d)“Confidential Information” means and includes all confidential and/or proprietary information, trade secrets and “know-how” and compilations of information of any kind, type or nature (tangible and intangible, written or oral, and including information contained, stored or transmitted through any electronic medium), whether owned by the Company or its Affiliates, disclosed to the Company or its Affiliates in confidence by third parties or licensed from any third parties, which, at any time during Employee’s employment by the Company or any Affiliate, is developed, designed or discovered or otherwise acquired or learned by Employee and which relates to the Company or its Affiliates, partners, business, services, products, processes, properties or assets, customers, clients, suppliers, vendors or markets or such third parties. Notwithstanding the foregoing, Confidential Information shall not include any information that becomes generally available to the public other than as a result of any disclosure or act of Employee in violation of the terms of this Agreement.

(e)“Qualifying Termination” means the termination of Employee’s employment with the Company before July 26, 2015 (i) by the Company for any reason other than a breach by Employee of any provisions of Section 5 or Employee becoming employed by, or providing a material amount of consulting services to, a Competitor, or (ii) by Employee more than thirty (30) days after the Effective Date for any reason other than in connection with the Employee becoming employed by, or providing services to a Competitor.

(f)“Unvested Equity Value” shall mean, as of the specified date, the value of Employee’s unvested restricted stock under the 2013 Award. The value of such unvested restricted stock shall be equal to the closing price per share of TETRA’s common stock on either the effective date of the Qualifying Termination or July 26, 2015, as applicable, multiplied by the number of shares of restricted stock under the 2013 Award that have not vested as of such date.

7.No Oral Modification. This Agreement cannot be modified orally and can only be modified through a written document signed by all parties.

8.Severability. If any provision contained in this Agreement is determined to be void, illegal or unenforceable, in whole or in part, then the other provisions contained herein shall remain in full force and effect as if the provision which was determined to be void, illegal or unenforceable had not been contained herein.

9.Return of Property. Employee acknowledges that all property of the Company and its Affiliates in Employee’s possession or control including, without limitation, documents, files, records, manuals, handbooks, client and customer lists and information, manuals, maintenance manuals, and other documentation and information (whether in paper or electronic form) relating to the business of the Company or any Affiliate, and any and all equipment, computers, digital data storage devices and the like obtained by Employee in connection with his employment with the Company (collectively, “Recipient Materials”) shall at all times be the property of the Company or any applicable Affiliate. Employee shall return to the Company all Recipient Materials and any copies thereof in his possession, custody or control, including Recipient Materials retained by Employee in his office or at his home, within ten (10) days of the effective date of termination or any written request by the Company. In the event that Employee has electronic version(s) of Recipient Materials in his possession, Employee will return a copy of the electronic version of Recipient Materials and delete all copies of the electronic version(s) of Recipient Materials in his possession. Further, if Employee discovers Recipient Materials after any requirement to return same has passed, he will immediately return all copies to the Company and delete any electronic version(s) of such Recipient Materials.

10.Attorneys’ Fees. The parties hereto agree that each party shall pay its respective costs, including attorney's fees, if any, associated with this Agreement.

11.Taxes. The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation. Notwithstanding any other provision of this Agreement, each party hereto agrees to be responsible for and to pay the taxes imposed on it by applicable law without any contribution from the other.

12.Section 409A. The parties acknowledge that the form and timing of the payments and benefits to be provided pursuant to this Agreement are intended to be exempt from or to comply with one or more exceptions to the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and applicable Treasury Regulations thereunder (“Section 409A”). The parties further acknowledge that for purposes of Section 409A Employee does not have discretion with respect to the timing of the payment of any amounts provided under this Agreement. Employee's right to receive any payment, benefit or amounts that might otherwise constitute installment payments shall be treated for purposes of Section 409A as a right to receive a series of separate and distinct payments. Notwithstanding the foregoing, the Company does not make any representation that the payments or benefits provided under this Agreement are exempt from, or satisfy, the requirements of Section 409A, and the Company shall have no liability to Employee for any tax, interest or penalties that Employee may incur in the event that any provision of this Agreement does not comply with Section 409A.

13.Choice of Law/Venue. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT REFERENCE TO PRINCIPLES OF CONFLICT OF LAWS. WITH RESPECT TO ANY SUIT, ACTION, OR OTHER PROCEEDING ARISING FROM OR RELATING TO THIS AGREEMENT, THE COMPANY AND EMPLOYEE HEREBY IRREVOCABLY AGREE TO THE EXCLUSIVE PERSONAL JURISDICTION AND VENUE OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF TEXAS AND ANY TEXAS STATE COURT WITHIN HARRIS COUNTY, TEXAS.

14.Fully Understood. By signing this Agreement, Employee acknowledges and affirms that he has (i) read and understands this Agreement, (ii) consulted with legal counsel of his choosing, (iii) agreed to the terms of this Agreement, and (iv) received a copy of this Agreement.

15.Successors.

(a)This Agreement is personal to Employee and shall not be assignable by Employee. This Agreement shall inure to the benefit of and be enforceable by Employee’s legal representatives.

(b)This Agreement shall inure to the benefit of and be binding upon the Company, its Affiliates and their respective successors and assigns.

16.Notices. All notices required hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed to the Employee, at the address maintained in the Company’s records, and to the Company as follows:

If to the Company:	TETRA Technologies, Inc.
24955 Interstate 45 North
The Woodlands, TX 77380
Attention: Chief Executive Officer

With a copy to:	TETRA Technologies, Inc.
24955 Interstate 45 North
The Woodlands, TX 77380
Attention: General Counsel

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notices and communications shall be effective when actually received by the addressee.
17.Multiple Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile or e-mail transmission of any signed original of this Agreement will be deemed the same as delivery of an original.

18.Entire Agreement. This Agreement supersedes any and all prior agreements between the parties, oral or written, except with respect to any of Employee’s continuing obligations as set forth above, which shall continue and remain in full force and effect per the terms of those covenants.

TETRA APPLIED TECHNOLOGIES, LLC By: _/s/Bass C. Wallace, Jr. _____________ Name: _Bass C. Wallace, Jr._____________ Title: _Asst. Secretary__________________	EDWIN H. GOLDMAN _/s/Edwin H. Goldman________________

EXHIBIT A
TO
SEPARATION AND RELEASE AGREEMENT
RELEASE AGREEMENT

This Release Agreement (“Release Agreement”) is entered into by and between Edwin H. Goldman (“Employee”) and Tetra Applied Technologies, LLC (the “Company”), as follows:
WHEREAS, Employee and the Company have entered into that certain Separation and Release Agreement (the “Separation Agreement”) dated January 26, 2015 which sets forth certain covenants and agreements between the parties relating to Employee’s resignation and resulting termination of employment including, without limitation, certain payments and benefits to be provided by the Company to Employee; and
WHEREAS, the Separation Agreement contemplates that Employee will execute and deliver to the Company this Release Agreement upon the termination of Employee’s employment with the Company and the Employee and the Company desire to execute this Release Agreement to resolve all issues relating to the employment of Employee by the Company.
NOW THEREFORE, in consideration of the mutual promises and covenants set forth herein and in the Separation Agreement, the parties agree as follows:
1.    Definitions. All capitalized terms not otherwise defined in this Release Agreement shall have the meaning ascribed thereto in the Separation Agreement.
2.    Separation Benefits and Conditions.
(a)    Employee and the Company acknowledge and agree that the effective date of the termination of Employee’s employment with the Company is ________________, 2015.
(b)    Subject to the terms and conditions of the Separation Agreement, including the Employee’s execution and delivery of this Release Agreement and non-revocation of the ADEA Release contained herein, Employee shall receive the Severance Benefits specified in Section 2(d) of the Separation Agreement, subject to the provisions of Section 5(f) of the Separation Agreement.
3.    General Release. In consideration of the benefits set forth herein and in the Separation Agreement, Employee hereby fully, finally, and completely releases the Company, TETRA, their respective predecessors, successors, subsidiaries, members, stockholders and Affiliates and their respective officers, directors, managers, control persons, employees, agents, attorneys, representatives and assigns of any of them (collectively, the “Released Parties”) from any and all liabilities, claims, actions, losses, expenses, demands, costs, fees, damages and/or causes of action, of whatever kind or character, whether now known or unknown (collectively, “Claims”), arising from, relating to, or in any way connected with, any facts or events occurring on or before the execution of this Release Agreement that he may have against the Company or any Released Parties, including, but not limited to any such Claims arising out of or in any way related to Employee’s employment with the Company, or any Affiliate thereof, or the termination of such employment, including but not limited to, any violation of any federal, state or local statute or regulation, any breach of contract, any wrongful termination, or other tort or cause of action. Employee confirms that this Release Agreement was neither procured by fraud, nor signed under duress or coercion. Further, Employee waives and releases the Company and each Released Party from any Claims that this Release Agreement was procured by fraud or signed under duress or coercion so as to make the Release Agreement not binding. Employee understands and agrees that by signing this Release Agreement, he is giving up the right to pursue any legal Claims released herein that

Exhibit A-1

he may currently have against the Company or any Released Parties, whether or not he is aware of such Claims, and specifically agrees and covenants not to bring any legal action for any Claims released herein. The only Claims that are excluded from this Release Agreement are (i) Claims arising after the date of this Release Agreement, if any, including any future Claims relating to the Company’s and TETRA’s performance of its obligations under the Separation Agreement, (ii) any claim for unemployment compensation, (iii) any claim for workers’ compensation benefits, and (iv) any vested, future benefits which Employee is entitled to receive under any Company “employee benefit plan,” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.
4.    ADEA Release. Employee hereby completely and forever releases and irrevocably discharges the Released Parties from any and all Claims arising under the Age Discrimination in Employment Act (“ADEA”) on or before the date Employee signs this Release Agreement, and hereby acknowledges and agrees that: (i) this Release Agreement was negotiated at arm’s length; (ii) this Release Agreement, including this release of ADEA claims (the “ADEA Release”), is worded in a manner that Employee fully understands; (iii) Employee specifically waives any rights or claims under the ADEA; (iv) Employee knowingly and voluntarily agrees to all of the terms set forth in this Release Agreement, including this ADEA Release; (v) Employee acknowledges and understands that any claims under the ADEA that may arise after the date of this Release Agreement are not waived; (vi) the rights and claims waived in this Release Agreement, including this ADEA Release, are in exchange for consideration over and above anything to which Employee was already entitled; (vii) Employee has been and hereby is advised in writing to consult with an attorney prior to executing this Release Agreement; (viii) Employee acknowledges that he has been given a period of up to forty-five (45) days from receipt of this Release Agreement to consider this ADEA Release prior to executing it, although he may accept it any time within such forty-five (45) days, and acknowledges and agrees that any discussions between Employee and the Company and/or TETRA concerning the terms of this Release Agreement, including this ADEA Release, and/or any change in the terms of this Release Agreement, including this ADEA Release, after the date that Employee first receives this Release Agreement shall not affect or restart such forty-five (45) day consideration period; and (ix) Employee understands that he has a period of seven (7) days from the date of the execution of this Release Agreement to revoke this ADEA Release, and understands and acknowledges that this ADEA Release will not become effective or enforceable until the revocation period has expired. If Employee elects to revoke this ADEA Release, revocation must be in writing and presented to Lucho Vizcardo, Director, Global Human Resources, TETRA Technologies, Inc., 24955 Interstate 45 North, The Woodlands, Texas 77380, within seven (7) days from the date of the execution of this Agreement. Attached hereto as Exhibit 1 is a description of the employment termination program and information about the ages of the employees within the decisional unit which will implement the described employment termination program.
5.    Miscellaneous. This Release Agreement is being executed and delivered pursuant to the terms and provisions of the Separation Agreement and shall not affect or diminish any of the rights and obligations of the parties thereunder which shall continue to be effective and survive the execution of this Release Agreement. This Release Agreement shall be subject to the terms and provisions of Sections 7, 8, 10, 13, 14 and 15 of the Separation Agreement which are incorporated herein, mutatis mutandis.

TETRA APPLIED TECHNOLOGIES, LLC By: Name: Title:	EDWIN H. GOLDMAN

Exhibit A-2

EXHIBIT 1
To
RELEASE AGREEMENT

Federal law requires that when an employee who is 40 or more years of age is provided certain benefits and asked to sign a release in connection with a group employment termination program, the employee must be provided with certain information.

You and other employees selected for a group termination program are eligible to receive certain separation benefits from TETRA Applied Technologies, LLC or Epic Diving & Marine Services, LLC, as applicable, (individually referred to in this Exhibit 1 as “Company”), as described in the attached Release Agreement (the “Agreement”) that the Company has given you to consider. To receive the benefits described in the Agreement, you must sign the Agreement and return it to Lucho Vizcardo, Director, Global Human Resources, TETRA Technologies, Inc., 24955 Interstate 45 North, The Woodlands, Texas 77380, by the date specified in the Agreement.

The decisional unit considered in connection with this group employment termination program included management and purchasing employees of TETRA Applied Technologies, LLC and/or Epic Diving & Marine Services, LLC within the TETRA Offshore Services group. The Company is providing you with information showing the number of employees in the decisional unit who are eligible and ineligible for the benefits described in the Agreement, by department, job title and age. Employees listed as “ineligible” are ineligible either because (1) their employment was not terminated as part of this group employment termination program or (2) they are not eligible otherwise for the benefits of this program. The persons who are listed as “eligible” were those selected for the group employment termination program. The criteria considered in selecting employees for the group employment termination program included the following: changing business needs of the Company, performance standards, and organizational restructuring or reallocation of job duties.

As set forth in the attached Agreement, you have forty-five (45) days to review and sign the Agreement and return it to the Company. You will have seven (7) days after you sign the Agreement to change your mind and revoke the Agreement; if you do not do so, the Agreement will be effective on the eighth (8th) day after you sign the Agreement.

The following chart was prepared as of January 12, 2015. If you have any questions about this information, contact Alicia P. Boston at 281-367-1983.

Exhibit A-3

EXHIBIT B
TO
SEPARATION AND RELEASE AGREEMENT
Federal law requires that when an employee who is 40 or more years of age is provided certain benefits and asked to sign a release in connection with a group employment termination program, the employee must be provided with certain information.

You and other employees selected for a group termination program are eligible to receive certain separation benefits from TETRA Applied Technologies, LLC or Epic Diving & Marine Services, LLC, as applicable, (individually referred to in this Exhibit B as “Company”), as described in the attached Separation and Release Agreement (the “Agreement”) that the Company has given you to consider. To receive the benefits described in the Agreement, you must sign the Agreement and return it to Lucho Vizcardo, Director, Global Human Resources, TETRA Technologies, Inc., 24955 Interstate 45 North, The Woodlands, Texas 77380, by the date specified in the Agreement.

The decisional unit considered in connection with this group employment termination program included management and purchasing employees of TETRA Applied Technologies, LLC and/or Epic Diving & Marine Services, LLC within the TETRA Offshore Services group. The Company is providing you with information showing the number of employees in the decisional unit who are eligible and ineligible for the benefits described in the Agreement, by department, job title and age. Employees listed as “ineligible” are ineligible either because (1) their employment was not terminated as part of this group employment termination program or (2) they are not eligible otherwise for the benefits of this program. The persons who are listed as “eligible” were those selected for the group employment termination program. The criteria considered in selecting employees for the group employment termination program included the following: changing business needs of the Company, performance standards, and organizational restructuring or reallocation of job duties.

As set forth in the attached Agreement, you have forty-five (45) days to review and sign the Agreement and return it to the Company. You will have seven (7) days after you sign the Agreement to change your mind and revoke the Agreement; if you do not do so, the Agreement will be effective on the eighth (8th) day after you sign the Agreement.

The following chart was prepared as of January 12, 2015. If you have any questions about this information, contact Alicia P. Boston at 281-367-1983.

Exhibit B-1